NEWS RELEASE

Exhibit 99.1

GREEN PLAINS RENEWABLE ENERGY, INC.

ANNOUNCES CONFERENCE CALL TO DISCUSS 2008 FINANCIAL RESULTS

OMAHA, NE (Market Wire) – March 16, 2009 – Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) will hold a conference call for analysts, investors or other interested parties to discuss the fiscal year 2008 financial results on Wednesday, March 25, 2009 at 11:000 EDT. Green Plains’ participants will include Todd Becker, President and Chief Executive Officer, and Jerry Peters, Chief Financial Officer. Following their presentation, participants will be available for a brief question and answer session.

Green Plains Fiscal Year 2008 Financial Results Conference Call

Wednesday, March 25, 2009 at 11:00 a.m. EDT (10:00 am CDT / 9:00 am MDT / 8:00 am PDT)

Call in # (Domestic) 877-407-8033

Call in # (International) 201-689-8033

The conference call will be webcast and accessible at www.gpreinc.com. The presentation will be archived and available for replay through April 8, 2009.

Green Plains’ earning release discussing the fiscal year 2008 financial results will be issued on Tuesday, March 24, 2009. The Company intends to file its financial results with the Securities and Exchange Commission on Form 10-K by the deadline of March 31, 2009.

About Green Plains Renewable Energy, Inc.

Green Plains, based in Omaha, Nebraska, is a vertically-integrated, low-cost ethanol producer. Green Plains’ Ethanol segment operates four ethanol plants in Iowa, Indiana and Tennessee with a combined expected operating capacity of 330 million gallons of ethanol per year. Green Plains also operates an independent third-party ethanol marketing service, with marketing capacity of 305 million gallons of ethanol per year and owns 51% of Blendstar, LLC, a Houston-based biofuel terminal operator.  Green Plains’ Agribusiness segment operates grain storage facilities and complementary agronomy, feed, and fuel businesses. Green Plains has grain storage capacity of approximately 22 million bushels.

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol industry, risks associated with plant construction and technology development, commodity market risks, financial market risks, counter-party risks, risks associated with changes to federal policy and/or regulation and other risk factors detailed in Green Plains' SEC filings. Additional information with respect to these and other factors, which could materially affect Green Plains and its operations, are included on certain forms Green Plains has filed with the SEC. Green Plains assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The cautionary statements in this report expressly qualify all of our forward-looking statements. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

Company Contact:

Investor Contact:

Jim Stark, Vice-President, Investor Relations

John Baldissera

Green Plains Renewable Energy, Inc.

BPC Financial Marketing

(402) 884-8700

(800) 368-1217

www.gpreinc.com